Exhibit 99.1

ISS/RiskMetrics Recommends NetManage Shareholders Vote for

Proposed Merger with Micro Focus International plc

Cupertino, Calif., June 2, 2008, — NetManage (NASDAQ: NETM), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions, today announced that Institutional Shareholder Services (ISS), a division of RiskMetrics Group, one of the nation’s leading proxy advisory firms, has recommended that NetManage stockholders vote “FOR” the merger agreement with Micro Focus International plc (LSE: MCRO) (“Micro Focus”), at the special stockholders meeting on June 17th, 2008.

In its report, recommending for the merger with Micro Focus, ISS concluded, “Based on our review of the terms of the transaction, the strategic and synergistic rationale and the valuation analysis conducted by Oppenheimer, we believe that the merger agreement warrants shareholder support.”

The Board of Directors of NetManage unanimously recommends that stockholders vote “FOR” the approval and adoption of the agreement and plan of merger, as described in the proxy statement/prospectus.

“We feel confident that this is the right strategy for our shareholders, customers and employees,” reiterated Zvi Alon, chairman, president and chief executive officer of NetManage.

The company encourages all stockholders to vote their shares promptly by phone, via Internet, or by mailing their proxy card, and to contact Morrow & Co. LLC at 800-662-5200 or collect at 203-658-9400 if they have any questions or need any assistance in voting their shares.

Additional Information about the Proposed Merger and Where to Find It

NetManage has filed with the Securities and Exchange Commission (SEC) a definitive proxy statement in connection with the proposed merger with a wholly-owned subsidiary of Micro Focus, which has been mailed to shareholders. NetManage urges shareholders to read the definitive proxy statement because it contains important information about NetManage and the proposed transaction that shareholders should consider before making a decision about the merger. Shareholders can obtain the definitive proxy statement as well as other filings containing information about NetManage, free of charge, at www.sec.gov.

NetManage’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NetManage in connection with the proposed merger. A description of certain of the interests of directors and executive officers of NetManage is set forth in the definitive proxy statement.

About NetManage

NetManage, Inc. (NASDAQ: NETM), is a software company that provides the fastest way to transform legacy applications into new Web-based business solutions. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

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© 2008 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, NetManage logo, the lizard-in-the-box logo, Chameleon and Chameleon design, Incremental SOA, OnWeb, Librados, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

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